Seligman New Jersey Municipal Fund, Inc.
                                          Exhibit: Sub-item 77C
                             Matters Submitted to a Vote of Security Holders

Shareholders of Seligman New Jersey Municipal Fund, Inc. voted on two proposals at a Special Meeting of Shareholders held on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

     For                Against                                    Abstain
2,026,820.313          62,657.608                                29,986.320

Proposal 2
To elect 10 directors to the Board.

                              For                                     Withheld
Kathleen Blatz           2,602,730.095                               52,759.146
Arne H. Carlson          2,602,730.095                               52,759.146
Pamela G. Carlton        2,597,484.095                               58,005.146
Patricia M. Flynn        2,602,730.095                               52,759.146
Anne P. Jones            2,602,730.095                               52,759.146
Jeffrey Laikind          2,597,484.095                               58,005.146
Stephen R. Lewis, Jr.    2,597,484.095                               58,005.146
Catherine James Paglia   2,602,730.095                               52,759.146
Alison Taunton-Rigby     2,602,730.095                               52,759.146
William F. Truscott      2,597,484.095                               58,005.146